Exhibit 21
Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements — (Continued)

List of Subsidiaries of US BioEnergy Corporation

The following entities are the subsidiaries of US BioEnergy Corporation:

Name	Jurisdiction of Organization
US Bio Platte Valley, LLC	Nebraska
US Bio Woodbury, LLC	Michigan
US Bio Albert City, LLC	Iowa
US Bio Ord, LLC	Nebraska
US Bio Hankinson, LLC	North Dakota
US Bio Janesville, LLC	Minnesota
Big River Grinnell, LLC	Iowa
US Bio Springfield, LLC	Minnesota
US Bio Dyersville, LLC	Iowa
United Bio Energy Ingredients, LLC	Kansas
UBE Services, LLC	Kansas